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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement") is made on September 7, 2001 by and between AM BROADBAND SERVICES, INC., a Delaware corporation, with an address at 100 Commerce Boulevard, Quakertown, Pennsylvania 18951-2237 (the "Buyer"), AM COMMUNICATIONS, INC., a Delaware corporation, with an address at 100 Commerce Boulevard, Quakertown, Pennsylvania 18951-2237 (the "Parent") and all of the shareholders of SRS COMMUNICATIONS CORPORATION, a Connecticut corporation, ("SRS") and EDJ COMMUNICATIONS, INC., a Connecticut corporation, ("EDJ") (each a "Seller" and, collectively, the "Sellers"), all of whose names, addresses and shareholdings, along with the consideration to be received by each such Seller, are set forth on Exhibit A hereto. SRS and EDJ are also sometimes referred to, individually, as a "Company" and, collectively, as the "Companies."

         WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Companies; and

         WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all such capital stock in the manner and for the consideration set forth below;

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Buyer represent, warrant, covenant and agree as follows:

         1. Sale and Purchase of Stock. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing hereinafter referred to, the Sellers shall sell, convey, transfer and deliver to the Buyer, and the Buyer shall purchase from the Sellers, 1,200 shares of the common stock, no par value, of SRS and 11,400 shares of the common stock, no par value, of EDJ (collectively, the "Stock"), constituting in the aggregate all of the issued and outstanding capital stock of the Companies.

         2. Purchase Price. Subject to the adjustment as provided in Section 3 below, the Purchase Price payable hereunder for the sale and purchase of the Stock shall be payable by the Buyer to the Sellers as follows:

            (a) $1,150,000.00 in cash, to be paid by the Buyer to the Sellers in weekly installments following the Closing, each in an amount equal to that portion of the Companies' accounts receivable existing as of the Closing which are actually collected by the Companies during the applicable week, and continuing until the total of such installments equals $1,150,000.00;


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            (b)      $3,000,000.00 in the form of a subordinated promissory note in the form attached hereto as Exhibit B (the "Note"), to be delivered by the Buyer to the Sellers at the Closing;
                     and

            (c) 9,000,000 restricted shares of common stock of AM Communications, Inc., par value $.10 per share (the "AM Shares"), to be delivered by the Buyer to the Sellers at the Closing.

         3. Adjustment of the Purchase Price. The Purchase Price shall be adjusted down if and to the extent that the aggregate Net Book Value of the Companies, as reflected on the Closing Balance Sheets, is less than $1,650,000.00. Such adjustment (if applicable) shall be made in the amount of the Note referred to in Section 2(b). For purposes of this Agreement, "Net Book Value" means the book value of the assets minus the book value of the liabilities.

         4. Closing Balance Sheets. After the Closing, the parties shall agree to balance sheets for the Companies as of the Closing (the "Closing Balance Sheets") pursuant to the following procedure:

            (a) Within sixty (60) days after the Closing, the Buyer shall prepare and submit to the Sellers the Closing Balance Sheets, which balance sheets shall be prepared in accordance with generally accepted accounting principles and using, to the extent consistent with generally accepted accounting principles, the same accounting methods, policies, principles, practices and procedures, with consistent classification, judgments and estimation methodology as used in the preparation of the Financial Statements referred to in Section 6(d) (the "Policies").

            (b) The Sellers may, for a period of thirty (30) days following receipt of the Closing Balance Sheets, review them. The Buyer shall cooperate with the Sellers to permit the Sellers and their representatives to conduct such review, including but not limited to providing the Sellers with reasonable access to the Companies' personnel, books, records, accounting records and the accounting work papers used in the preparation of the Closing Balance Sheets.

            (c) Within thirty (30) days after Sellers' receipt of the Closing Balance Sheets, the Sellers shall notify Buyer in writing of their acceptance of the Closing Balance Sheets or their disagreement with respect thereto. To the extent that the Sellers disagree with the Closing Balance Sheets, the Sellers shall notify the Buyer of such disagreement in writing within such thirty (30) day period specifying in reasonable detail all disputed items and the basis therefor. The Sellers may dispute only those items reflected on the Closing Balance Sheets on the basis that such amounts were not arrived at in accordance with generally accepted accounting principles and the Policies. The Buyer and the Sellers shall use their best efforts to resolve such disagreement. In the event that the Buyer and the Sellers resolve such disagreement within fifteen
(15) days after the Buyer's receipt of such notice of disagreement by the Sellers, then the Closing Balance Sheets shall be modified accordingly. In the event that the Buyer and the Sellers are unable to resolve such disagreement during such fifteen (15) day period, then the Buyer and the Sellers shall


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jointly select a firm of certified public accountants of recognized national standing other than their respective auditors (the "Arbitrator") to review the Closing Balance Sheets and the work papers used in connection with the preparation of the Closing Balance Sheets and to determine those items in dispute using generally accepted accounting principles and the Policies, and not by independent review. The decision of the Arbitrator as to any modifications to those items in dispute, if any, that should be made to the Closing Balance Sheets shall be final and binding upon the parties and all of such modifications shall be made to the Closing Balance Sheets. Judgment upon the decision of the Arbitrator may be entered by the Buyer or the Sellers in any court of competent jurisdiction. The fees and expenses of the Arbitrator shall be paid one-half by the Buyer and one-half by the Sellers.

         5. Closing. (a) The closing of the sale and purchase of the Stock (the "Closing") shall take place at the offices of the Buyer in Quakertown, Pennsylvania, or at such other place as the Sellers and the Buyer shall mutually agree, on such date and at such time as shall be mutually agreed to by the Sellers and the Buyer, but in any event on or before September 28, 2001. The date of the Closing is referred to in this Agreement as the Closing Date.

            (b)      The Closing shall be effectuated as follows:

                     (i) The Sellers shall deliver to the Buyer certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer on the Closing Date, with all requisite documentary or stock transfer tax stamps affixed. The Sellers will pay all federal, state, county and local taxes (including all requisite transfer taxes) which may be due or payable by reason of a consummation of such sale and purchase.

                     (ii) The Buyer shall deliver to the Sellers certificates representing the AM Shares as required in Section 2(c)(i).

                     (iii)    The Buyer shall deliver to the Sellers the Note.

                     (iv) The parties shall deliver the other items as required in Sections 9 and 10.

         6. Representations, Warranties and Covenants of the Sellers. The Sellers hereby, jointly and severally, represent, warrant and covenant to the Buyer as of the date hereof and the time of the Closing as follows:

            (a) Company Organization, Etc. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, is duly qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the business transacted by it makes qualification as a foreign corporation necessary (except where the failure to be so qualified would not have a material adverse effect upon the assets, business, or financial condition of the Company (a "Material Adverse Effect")), and has the corporate power to own its properties


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and carry on its business. Neither Company owns any capital stock or other equity interest in any other corporation or other organization. True, complete and correct copies of the Articles of Incorporation, By-Laws and other constituent documents of each Company have been provided to the Buyer.

            (b) Capitalization; Stock Ownership; Authority. (i) SRS's authorized capital stock consists of 20,000 shares of common stock, no par value, of which 1,200 shares are issued and outstanding. EDJ's authorized capital stock consists of 20,000 shares of common stock, no par value per share, of which 11,400 shares are issued and outstanding. There are no existing options, calls, or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of either Company, and neither Company has outstanding securities convertible into or exercisable for any such shares, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

                (ii) The Sellers are the owners, beneficially and of record, of all of the issued and outstanding shares of common stock of the Companies, in the amounts as indicated on Exhibit A, free and clear of any claim, lien, option, charge, restriction or encumbrance of any nature whatsoever (collectively, "Encumbrances"). All of the issued and outstanding shares of the Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Sellers have full requisite power and authority to sell the Stock to the Buyer according to the terms and the provisions of this Agreement so as to vest in the Buyer (and at Closing the Sellers shall vest in Buyer) good and marketable title to the Stock free and clear of any and all Encumbrances, other than those restrictions on transfer imposed by the federal securities laws. The Sellers have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Sellers and constitutes the legal, valid, and binding obligation of the Sellers, enforceable in accordance with its terms, subject to limitations relating to bankruptcy, insolvency, receivership, other laws limiting creditors' rights generally or principles of equity.

                (iii) All of the issued shares of capital stock of the Companies have been offered, sold and issued in compliance with all applicable securities laws.

                (iv) The execution, delivery and performance by each of the Sellers of this Agreement will not result in a breach or violation of, or constitute a default under, any of the Companies' Articles of Incorporation, bylaws, or agreements, or any Law, or any judgment, decree, order, rule or regulation of any federal, state, local or foreign court or governmental or regulatory agency or authority (each, a "Governmental Authority" and, collectively, "Governmental Authorities") applicable to the Companies, or any agreement or instrument to which either Company is a party or by which either Company is bound.

            (c) Filings; Consents. Except as set forth on Schedule 6(c), no filing is required to be made with any Governmental Authority and no consent or approval is required to be obtained from any Governmental Authority or from any third party in order for the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby.

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            (d) Financial and Other Data. The Companies have delivered to the
Buyer copies of the following financial statements of the Companies (the "Financial Statements"):

                Year ended 12/31/99
                Year ended 12/31/00
                6 months ended 6/30/01

The Financial Statements have been audited by Grant Thornton, L.L.P. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (other than, with respect to any interim financial statement, normal year-end accruals and adjustments), the balance sheets included in the Financial Statements present fairly in all material respects the financial position of the applicable Company as of their respective dates, and the statements of income included in the Financial Statements present fairly in all material respects the results of operations of the applicable Company for the periods covered thereby.

            (e) Accounts. The accounts receivable of the Companies as of the date hereof and on the Closing Date (i) represent and will represent transactions for good and valuable consideration resulting from bona fide sales or services to third parties in the ordinary course of business, (ii) are not and shall not be subject to any known defenses, set-offs or counterclaims, and
(iii) are and shall be legally enforceable (except as such enforceability may be limited by bankruptcy, insolvency or other legal or equitable principles affecting the enforcement of creditor's rights generally). The accounts receivable of the Companies as of the Closing will be collectible in the ordinary course of business within 60 days after their respective due dates, at the aggregate gross recorded amount thereof. Since June 30, 2001, there has been no change in either Company's accounts receivable which would have a Material Adverse Effect.

            (f) Litigation, Etc. Except for matters set forth on Schedule 6(f) hereto, there is no litigation, proceeding or governmental investigation pending or, to the best knowledge of the Sellers, threatened against or relating to either Company, its properties or business, or the transactions contemplated by this Agreement. There are no decrees, injunctions or orders of any Governmental Authority regarding either Company, or its properties or business.

            (g) Compliance with Laws. Each Company has complied in all respects with all federal, state, county, local and foreign laws, statutes, ordinances, rules, regulations, and orders (each, a "Law" and, collectively, the "Laws") relating to the Company or its assets, except for violations which do not, alone or in the aggregate, have a Material Adverse Effect. The operation of each Company's business at its current location is in conformity in all material respects with all applicable zoning ordinances and regulations. Each Company has all licenses, franchises, permits, certificates, authorizations, consents, licenses and approvals required by Law or any Governmental Authority (collectively, "Permits") for (i) the conduct of the Company's business as presently conducted, and (ii) the execution, delivery or performance of this Agreement or any instrument hereunder. Neither Company is in default or in noncompliance in any material respect under any of such Permits. No Permits shall be affected by the Closing. The consummation of the transactions herein

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contemplated including, but not limited to, the execution, delivery, and performance of this Agreement, does not, and will not, constitute a violation of or default under, conflict with, or result in a breach of any judgment, order, award, decree, of any Governmental Authority or Law applicable to the Companies.

            (h) Assets; Absence of Liens and Encumbrances, Etc. Except as set forth on Schedule 6(h), each Company has good and marketable title to all its properties and assets, personal, tangible and intangible, including the assets included on the Financial Statements, free and clear of all Encumbrances other than Permitted Liens (as hereinafter defined). Neither Company owns any real estate. The term "Permitted Lien" means (i) any liens for current taxes not yet due, and (ii) those immaterial statutory liens of the type that arise out of taxes or general or special assessments not in default and payable without penalty or interest. Such assets are in good repair and operating condition and include all assets that have been used by the Companies to conduct the business of the Companies as it has been conducted during the three years prior to the date hereof. There is no existing claim which would provide a right of set-off under any of the Companies' contracts, agreements and leases, each is in full force and effect, and there is no default or event, but for notice or lapse of time or both, would constitute an event of default under any such contract, agreement or lease.

            (i) Liabilities. Other than liabilities specifically set forth on the balance sheet included in the latest Financial Statement of each Company and trade payables incurred by the Companies in the ordinary course of business after the date of the latest Financial Statement of each Company, the Companies have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) of any nature whatsoever.

            (j) Absence of Certain Changes or Events. Since the date of the latest Financial Statement of the Companies, there has not been:

                (i) Any change in the financial condition, assets, liabilities, or business of the Companies other than changes which do not, individually or in the aggregate, have a Material Adverse Effect;

                (ii) Any declaration, setting aside or payment of any dividend or other distribution in respect of either Company's capital stock, or any redemption of either Company's capital stock, or any change in the authorized, issued or outstanding capital stock of either Company, or agreement or commitment with respect to any thereof;

                (iii) Any increase in the compensation payable or to become payable by either Company to any of its directors, officers, employees or agents, whose total compensation for services rendered is currently at an annual rate of more than $25,000, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of the directors, officers, employees or agents thereof,


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or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by either Company, except as set forth on Schedule 6(j) attached;

                (iv) Any labor trouble, or any controversies or unsettled grievances pending or threatened, between either Company and any of its employees or a collective bargaining organization representing or seeking to represent such employees;

                (v) Any conducting of business by either Company other than in the ordinary course;

                (vi) Any material adverse change in relationship with any substantial customer;

                (vii) The entry into, termination of, receipt of notice of termination of, or amendment of or modification to (x) any license, distributorship, dealer, supplier, sales representative, joint venture, credit or similar agreement, or (y) any contract or commitment (other than for the sale of products by a Company in the ordinary course of business) involving a total remaining commitment by or to either Company in excess of $5,000;

                (viii) Any borrowing or lending of money by either Company;

                (ix) Capital expenditures, or the incurring of liability therefor, in an aggregate amount exceeding $150,000; or

                (x) Any loans to or guaranty of the indebtedness of the Sellers, any employee of the Companies or any of his or her family members.

            (k) Independent Contractors. (i) All persons who have served as independent contractors for either Company have signed an agreement, whereby each such person has, among other things, acknowledged that he or she is an independent contractor responsible for his or her own payroll taxes and workers' compensation insurance. All independent contractors have been covered by workers' compensation insurance provided either by the Company or the contractor.

                (ii) Except for current compensation and premiums for workers' compensation insurance described in clause (i) above, in each case which is not yet due and payable, neither Company has liabilities or obligations (whether accrued, absolute, contingent or otherwise) with respect to persons engaged by the Company as independent contractors prior to the date hereof, including without limitation liabilities for payment of payroll or withholding taxes, workers' compensation premium payments, or relating to injuries sustained by any such independent contractors.

            (l) Schedules. The following Schedules which are attached hereto contain complete and accurate lists and summary descriptions of the following:

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                           SCHEDULE 6(l)(i): (A) A complete list of all real
estate leased by each Company and (B) a complete list of each Company's vehicles, machinery, equipment, tools, replacement parts, molds and furniture and fixtures.

                           SCHEDULE 6(l)(ii): All of each Company's intellectual
property, including but not limited to patents, copyrights, trade names and trademarks, and applications therefor, and registrations thereof, and all other inventions, discoveries, improvements, designs, processes, formuli, trade secrets, ideas and other know-how, whether or not patentable.

                           SCHEDULE 6(l)(iii): All contracts, leases, agreements
and other documents and commitments of each Company, including without limitation agreements with suppliers, distributors and employees.

                           SCHEDULE 6(l)(iv): All policies of insurance in force
with respect to each Company or its assets.

                           SCHEDULE 6(l)(v): All mortgages, promissory notes,
bonds and other evidences of indebtedness upon which either Company is obligated.

                           SCHEDULE 6(l)(vi): All of the suppliers of each
Company accounting for purchases in excess of $5,000 by the Company during 1999, 2000 or 2001.

                           SCHEDULE 6(l)(vii): All Permits necessary to operate
each Company's business as presently conducted.

                           SCHEDULE 6(l)(viii): All of each Company's labor
contracts and collective bargaining agreements, and all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance and other employee benefit plans, arrangements and practices (including all trust agreements and the most recent determination letters of the United States Internal Revenue Service relating to such plans), relating to each Company or its employees ("Employee Benefit Plans").

                           SCHEDULE 6(l)(ix): The names and current annual rates
of compensation of all the officers, employees and agents of each Company, together with a summary (containing estimates to the extent necessary) of (i) existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any paid to such persons in the two prior fiscal years or subsequent thereto, and (ii) any other payments made by or on behalf of each Company to any labor organization or representative, employee, or agent of any labor organization in the two prior fiscal years or subsequent thereto.

                           SCHEDULE 6(l)(x): The name of each institution in
which either Company has a bank account or safety deposit box, the number of any such account or box and the names of all persons authorized to draw thereon or to have access thereto.

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                           SCHEDULE 6(l)(xi): All marketable securities, and all
other notes or other obligations evidenced by written instruments, owned by each Company.

                  Accurate and complete copies of the leases, agreements, contracts, commitments, plans, policies, arrangements and other documents referred to in the foregoing Schedules have been delivered by the Companies to Buyer.

                  (m) Tax Matters. Each Company has duly and timely filed with the appropriate Governmental Authority (federal, state, foreign and local) all tax and other returns required to be filed by it, all of which have been accurately prepared. All federal, state, local and foreign taxes, assessments, interest, and penalties, and all other sums owed to any other Governmental Authority, whether federal, foreign, state or local (collectively, "Taxes"), due, owing and payable, or which may be due, owing and payable, have been fully paid or duly provided for in the Financial Statements. The accrual for taxes reflected in the Financial Statements shall be sufficient for the payment of all accrued and unpaid Taxes for the period ending on the Closing Date and for all periods prior thereto. Except as set forth on Schedule 6(m) hereto, neither Company's income tax returns have been audited by the United States Internal Revenue Service ("IRS") or any other state, local or foreign taxing authority. There are no agreements by either Company for the extension of time for the assessment of any Taxes. No claim for Taxes due is being contested by either Company. Neither Company has received notice from the IRS or any other taxing authority of any deficiency or other adjustment which has not been satisfied, and the Sellers have no knowledge that such a notice may be sent. The Companies have delivered to the Buyer true and complete copies of the federal income tax and foreign and state income and franchise tax returns relative to the operations of the Companies from inception through the date hereof, together with true and complete copies of all reports of federal and state tax authorities relating to examinations of such returns.

                  (n) Books and Records. The books of account, minute books, stock record books, and other records of each Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of each Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies.

                  (o) Employee Benefit Plans and Agreements. (i) Neither Company has any employment agreements, arrangements, contracts, or understandings, whether enforceable or unenforceable, or written or oral with any employee, labor organization, or representative of any labor organization relating to its employees, except those set forth on Schedule 6(o) attached. Neither Company has violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal opportunity in employment, or employee's health, safety, wages and hours.

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                      (ii) There are no labor disputes existing, or to the best
of the Sellers' knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of either Company. There are no unfair labor practices or petitions for election pending before the National Labor Relations Board or any other federal or state labor commission relating to the employees of either Company. No demand for recognition heretofore made by any labor organization is pending with respect to either Company.

                  (p) Pension Plans. Except as set forth on Schedule 6(p) hereto, neither Company is or has ever been a party to any multi-employer retirement plan. No Employee Benefit Plan is in material violation of any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no prohibited transaction within the meaning of Title I or Title II of ERISA has occurred and is continuing with respect to any such plan. With respect to each Employee Benefit Plan: (i) the minimum funding standards have been met for each year in which Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), were applicable, and no waiver of the minimum funding standards has been requested for any such year,
(ii) no events have occurred which are required to be reported to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4043(b) of ERISA, (iii) all premiums required to be paid to the PBGC have been paid, (iv) there is no unfunded liability, (v) such plans as are intended to be qualified under Section 401(a) of the Code have received, subsequent to January 1, 1989, favorable determination letters from the Internal Revenue Service with respect to such qualified status and at all times have been operated in a manner consistent therewith, and (vi) all report forms or other information required to be filed with any government agency or to be delivered to any plan participant or beneficiary have been filed, distributed or made available.

                  (q) Patents, Licenses, and Trademarks. Each Company owns or has sufficient right to use all patents, trademarks, trade names, copyrights and other intellectual property rights necessary or desirable to conduct the business of the Company as it is currently being conducted and consistent with past practice (collectively, "Intellectual Property"), including those set forth on Schedule 6(l)(ii), without any obligation or liability for royalties, fees, or other compensation to any owner, licensor, or other claim to any of the foregoing. All Intellectual Property of the Companies is valid, enforceable and unexpired, is free of Encumbrances, has not been abandoned, does not infringe or otherwise impair the intellectual property of any third party, and is not being infringed or impaired by any third party. No Governmental Order has been rendered or, to the best of the Sellers' knowledge, is threatened by any Governmental Entity which would limit, cancel or question the validity of any Intellectual Property of the Companies. No action is pending or, to the best of the Sellers' knowledge threatened, that seeks to limit, cancel or question the validity of any of the Intellectual Property of the Companies. The Companies have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property, and have made all filings and executed all agreements necessary or desirable in connection therewith. No party to any license for Intellectual Property is, or is alleged to be, in breach or default thereunder. The transactions contemplated by this Agreement do not require the consent of any third party, and will not cause any payments to be due, under any license for Intellectual Property.


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                  (r) Environmental Matters. (i) Each Company holds, and its business has been conducted in compliance with, all environmental Permits required under all applicable environmental laws, rules and regulations, and all of such Permits are in full force and effect. All such Permits are listed on
Schedule 6(l)(vii) hereto and, except as set forth on such schedule, all such Permits shall not be affected by the Closing. Each Company's business has been conducted in compliance with all, and the conduct thereof is not in violation of any, applicable environmental statutes, rules, regulations, ordinances and orders of any Governmental Authority, including those relating to Hazardous Substances (as defined below).

                      (ii) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority with respect to (A) any alleged violation in the conduct of either Company's business or with respect to its assets of any environmental statute, ordinance, rule, regulation or order of any Governmental Authority; or (B) any alleged failure to have any environmental Permit required in connection with the conduct of either Company's business; or (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance in connection with the conduct of either Company's business or with respect to any of its assets. "Hazardous Substances" shall mean and include any hazardous substances defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), any hazardous materials defined in the United States Hazardous Materials Transportation Act, any hazardous wastes defined in the United States Resources Conservation and Recovery Act ("RCRA"), any toxic substance as defined in the Toxic Substances and Control Act, any pollutant or contaminant as defined in the United States Clean Water Act and as the terms hazardous substance, hazardous waste, hazardous materials, toxic substance or pollutants or contaminants are defined in corresponding state and local laws, ordinances and regulations and including petroleum products and radioactive materials.

                      (iii) Neither Company has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of any Hazardous Substances in connection with the conduct of its business.

                      (iv) Except as set forth on Schedule 6(r) hereto, neither Company has used, generated, treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company, and no other person has treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by either Company in connection with the conduct of the Company's business that might have a Material Adverse Effect.

                      (v) The Sellers know of no facts or circumstances related to environmental matters concerning the conduct of either Company's business or with respect to its assets that could lead to any future environmental claims, liabilities or responsibilities under any presently existing environmental statute, ordinance, rule, regulation or order of any Authority which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the value of either Company's assets or business to Buyer, or the possession, use, occupancy or operation by Buyer, of any portion of either Company's business or its assets.

                  (s) Insurance. Each Company and its properties, businesses and assets, are covered by such fire, casualty, product liability and other insurance policies issued by reputable companies as are customarily obtained to cover comparable business and assets in the regions in which such business and assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions, and which are adequate to insure fully against risks to which the Company and its properties, business and assets, are normally subject in the operations of the Company's businesses.

                  (t) Contracts. Each contract of the Companies, including those set forth on Schedule 6(l)(iii), is valid and binding, is in full force and effect, and is being complied with and has not been breached by any other party thereto in any material respect.

                  (u) Inventory. The inventory of each Company is fit and sufficient for the purpose for which it was procured or manufactured and is not excessive in kind or amount in light of the business of the Company as presently conducted. All excess and obsolete items in the inventory have been either (i) written down, (ii) written off, (iii) reserved for, or (iv) otherwise provided for in accordance with generally accepted accounting principals. Schedule 6(u) includes a description of the excess and obsolete inventory policies of the Companies. Such policies have been in effect, without change, for at least three
(3) years. The inventory is carried on the books of the Companies at the lower of cost (in accordance with the first-in or first-out method) or market. All items of the inventory have been purchased in the ordinary course of business and consistent with the anticipated requirements of the Companies. Section 6(u) includes a description of the product return policies and product repair policies of the Companies. Such policies have been in effect, without change, for at least three (3) years.

                  (v) Product Issues. Except as set forth on Schedule 6(v), there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any product (or component thereof) which has been manufactured, shipped or sold by the Companies. Except as set forth on Schedule 6(v), there has not been any occurrence involving any product recall, rework or retrofit relating to any product which has been manufactured, shipped or sold by the Companies.

                  (w) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Sellers directly with the Buyer without the intervention of any other person as a result of the act of the Sellers or the Companies, in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment.

                  (x) Disclosure. No representation or warranty made in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         7. Investment Representations. Each Seller understands, represents and warrants to, and agrees with, the Buyer (all such representations and warranties being made to and for the benefit of the Buyer and any transfer agent of the Buyer employed for that purpose) as follows:

                  (a) Each Seller understands that no federal or state agency has passed on or made any recommendation or endorsement of the AM Shares;

                  (b) Each Seller acknowledges that, in making a decision to acquire the AM Shares hereunder, he has relied solely upon independent investigations made by him and not upon any representations made by the Buyer with respect to the Buyer or the AM Shares;

                  (c) Each Seller understands that the AM Shares are being sold to him hereunder in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Sellers set forth herein in order to determine the applicability of such exemptions and the suitability of the Sellers to acquire the AM Shares;

                  (d) Each Seller is not an affiliate of the Buyer;

                  (e) Each Seller is aware that (i) the AM Shares have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"),
(ii) upon the execution by the Sellers and AM Communications, Inc. of a registration rights agreement in the form attached as Exhibit C (the "Registration Rights Agreement"), the Sellers will have certain piggyback registration rights with respect to the AM Shares, subject to the terms and provisions of the Registration Rights Agreement, (iii) except as otherwise provided by the Registration Rights Agreement, the Buyer is under no obligation to register or cause to be registered the AM Shares pursuant to the Securities Act, and (iv) the AM Shares may only be offered or sold by him pursuant to registration under the Securities Act or an available exemption therefrom; and

                  (f) Each Seller will offer, sell, pledge or otherwise transfer the AM Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in any case, in accordance with all applicable federal, state and foreign securities laws.

         8. Representations and Warranties by the Buyer. The Buyer and the Parent hereby represent and warrant to the Sellers as of the date hereof and the time of the Closing as follows:

                  (a) Organization. The Buyer and the Parent are a corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Authority, Etc. All requisite corporate action has been taken to authorize the execution, delivery and performance of this Agreement by the Buyer and the Parent. The Agreement has been or at Closing will be duly executed and delivered by the Buyer and the Parent and constitutes or will constitute the legal, valid and binding obligations of the Buyer and the Parent, enforceable in accordance with its respective terms, subject to limitations relating to bankruptcy, insolvency, receivership, other laws limiting creditors' rights generally or principles of equity.

                  (c) Consents, Etc. The consummation of the transactions contemplated by the Agreement will not (i) require the Buyer or the Parent to obtain the consent, approval, authorization or order of any Governmental Authority, or (ii) constitute a violation of or default under, conflict with, or result in a breach of (A) any judgment, order, award, decree, of any Governmental Authority or Laws to which the Buyer is subject, or (B) any agreement or instrument to which the Buyer or the Parent is a party or by which it is bound.

                  (d) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer and the Parent directly with the Sellers without the intervention of any other person as a result of any act of the Buyer or the Parent in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment.

         9. Conditions Precedent to the Sellers' Obligations. The obligations of the Sellers at the Closing shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived by the Sellers):

                  (a) Representations. All representations and warranties of the Buyer contained herein shall be true and correct on the Closing Date in all material respects as if made on such date; all agreements of the Buyer contained herein shall have been complied with; and the Sellers shall have received a certification of the Buyer, dated the Closing Date and executed by the Buyer's President or Vice President, to each such effect.

                  (b) Stock Certificates. The Sellers shall receive the AM Shares specified in Section 2(c)(i).

                  (c) Governmental Consents. All necessary governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

                  (d) Actions or Proceedings. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes it illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and shall remain in effect.

                  (e) Officer Employment Agreements. The Buyer shall have executed and delivered employment agreements in the forms attached as Exhibit D (the "Officer Employment Agreements") to David P. Sylvestre, Clifford P. Sylvestre and Edward L. Reynolds.

                  (f) Note. The Buyer shall have executed and delivered to the Sellers the Note.

                  (g) Registration Rights Agreement. AM Communications, Inc. shall have executed and delivered the Registration Rights Agreement.

         10. Conditions Precedent to the Buyer's Obligations. The obligations of the Buyer at the Closing shall be subject to the satisfaction of the following conditions precedent at the Closing (each of which may be waived by the Buyer):

                  (a) Representations. All representations and warranties of the Sellers contained herein shall be true and correct in all material respects on the Closing Date as if made on such date; all agreements of the Sellers contained herein shall have been complied with; and the Buyer shall receive a certification, dated the Closing Date, of the Sellers, to each such effect.

                  (b) Approval. All action required by law to be taken by the Sellers with respect to the execution, delivery and performance of the Agreement shall have been taken and shall continue to be in full force and effect.

                  (c) Stock Certificates. The Sellers shall have delivered to the Buyer the certificate or certificates representing the Stock to be purchased hereunder, duly endorsed in blank for transfer or accompanied by stock powers executed in blank, with signature guaranteed and with all requisite documentary or stock transfer tax stamps affixed.

                  (d) Opinion of Counsel. There shall have been delivered to the Buyer the opinion, dated the Closing Date, of the Sellers' counsel, to the effect that:

                      (i) Each Company is a corporation duly incorporated, validly existing and in good standing under the laws of Connecticut and has the corporate power to carry on its business as it is then being conducted and to enter into and carry out its obligations under this Agreement.

                      (ii) The Agreement has been duly authorized, executed and delivered by the Sellers, and constitutes the valid and binding obligation of each such person, enforceable in accordance with its terms.

                      (iii) The authorized capital stock of SRS consists of 20,000 shares of common stock, no par value, of which 1,200 shares are issued and outstanding. The authorized capital stock of EDJ consists of 20,000 common stock, no par value, of which 11,400 shares are issued and outstanding. All of such outstanding shares are validly issued, fully paid and nonassessable. Such counsel is not aware of any existing options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of either Company's capital stock, or any outstanding securities convertible into or exercisable for such shares, or any options, calls or commitments of any character whatsoever, with respect to the issuance or sale of any such convertible securities.

                      (iv) The Sellers have the full requisite power and authority to transfer and deliver the Stock to the Buyer. The Sellers are the record owners, and to the best knowledge of such counsel based on a diligent inquiry, the beneficial owners, of the Stock, have duly endorsed certificates or stock powers relating to such shares of Stock and following receipt of payment for such Stock as provided herein, valid title to such Stock shall pass to the Buyer, free and clear of any adverse claim within the meaning of the Uniform Commercial Code.

                      (v) The execution, delivery and performance of this Agreement by the Sellers will not result in a breach or violation of any of the terms or provisions of, or constitute a default under either Company's Articles of Incorporation, by-laws, any agreement or other instrument listed in Schedule 6(l) hereto, or any Law or any judgment, decree, order, rule or regulations known to such counsel of any Governmental Authority applicable to the Company or its assets.

                      (vi) To such counsel's knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation to which either Company is a party or to which the property of either Company is subject, before or brought by a court or governmental agency or body which, if determined adversely, would have a Material Adverse Effect upon the assets, business or affairs of the Company.

                  (e) Judgment, Tax Lien and Uniform Commercial Code Searches. The Sellers shall have delivered to the Buyer (i) Federal and State judgment and tax lien searches, and (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent report, in each case from all appropriate jurisdictions listing all effective financing statements which name the Company (under its present or any previous name or any trade names) as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no liens or encumbrances.

                  (f) Resignations. All members of the Board of Directors and each officer of each Company shall have resigned.

                  (g) Third Party and Governmental Consents. All necessary third party and governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

                  (h) No Options, Etc. There shall be no outstanding options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the authorized or issued shares of either Company, and neither Company shall have outstanding any securities convertible into or exercisable for any such shares, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

                  (i) Injunction; Litigation. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect. There shall not be pending or threatened any litigation, suit, action or proceeding by any person which could reasonably be expected to have a Material Adverse Effect on either Company's assets or business or which seeks damages from the Buyer or either Company as a result of the transactions contemplated by this Agreement.

                  (k) Due Diligence Investigations. The results of the due diligence investigations referred to in Section 11(d) below shall have been satisfactory to the Buyer in its sole and absolute discretion.

                  (l) Officer Employment Agreements. David P. Sylvestre, Clifford P. Sylvestre and Edward L. Reynolds shall have executed and delivered to the Buyer the Officer Employment Agreements.

                  (m) Employment Agreement with Selected Employee. Joanne Sylvestre shall have executed and delivered to the Buyer an employment agreement substantially in the form attached as Exhibit E (the "Employment Agreement").

                  (n) No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

                  (o) Discharge of Loans. The Companies shall have discharged all loans owed by either Company to the Sellers or to any employees of the Companies.

                  (p) Schedules. All schedules to this Agreement shall have been completed by the Sellers and shall be satisfactory to the Buyer.

                  (q) Subordination Agreement. Each of the Sellers shall have executed a subordination agreement with respect to the Note in a form acceptable to the Buyer.

                  (r) Registration Rights Agreement. Each of the Sellers shall have executed and delivered the Registration Rights Agreement.

         11.      Further Agreements.  The parties further agree as follows:

                  (a) Further Assurances. Each party agrees that it or he will, upon request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

                  (b) Conduct of the Company's Business. Pending the Closing, the Sellers shall not permit and shall cause the Companies not to permit:

                      (i) any conduct of either Company's business other than in the ordinary course;

                      (ii) any increase in the compensation payable or to become payable to any of either Company's employees or agents or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any thereof, or any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement or union or collective bargaining agreement made or agreed to by either Company pertaining to the Company's employees;

                      (iii)    any borrowing or lending of money by either
Company;

                      (iv) except as set forth on Schedule 11(b) hereto, any declaration, payment or accrual of any dividend or other distribution to the Sellers, any redemption or issuance of any of the Sellers' respective capital stock or securities convertible into capital stock or commitment to grant the same, or any retirement of any debt or obligation owed to the Sellers;

                      (v) any forgiveness of any liabilities or obligations owed to either Company by any affiliated person;

                      (vi) any individual capital expenditure in excess of $5,000, or incurring of liability therefor, by either Company without the prior consent of the Buyer, which consent shall not be unreasonably withheld;

                      (vii) capital expenditures, or the incurring of liability therefor, in an aggregate amount exceeding $150,000;

                      (viii) any failure on the part of either Company to use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve each Company's assets (including intellectual property) and the business and the goodwill of its suppliers, customers, referring sources and others having business relations with it; or

                      (viii) any act or omission which would cause either Company to be unable to restate, as of the Closing, the representations set forth in Section 6(j) above.

                  (c) Transition. The Sellers agree to take any reasonable action requested by the Buyer in order to promote the smooth transition of the Companies' business to the Buyer.

                  (d) Investigations. The Buyer may prior to the Closing Date, through its employees, agents and representatives, make or cause to be made such investigations during normal and reasonable business hours as it deems necessary or advisable of the properties, assets, businesses, books and records of each Company, including without limitation conducting a pre- Closing audit, at the Buyer's expense, of each Company's revenue statements and historical reports and the contracts related revenues. In such regard, Sellers shall cause each Company to permit the Buyer and its employees, agents and representatives to have full access to the premises of the Company and all such books and records of the Company, and to furnish to the Buyer such financial, operating and technical data and other information as the Buyer shall from time to time reasonably request.

                  (e) Non-Solicitation. The Sellers shall not, and shall cause the Companies and each officer, director, employee and agent of the Companies not to, directly or indirectly (i) take any action to solicit, initiate, encourage or pursue any Acquisition Proposal (as herein defined), or (ii) continue, pursue, initiate or engage in negotiation with, or disclose any non-public information relating to the Companies, or afford access to the parties, books or records of the Companies to, any person (except the Buyer) that may be considering or has made an Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for or any indication of interest in (a) a merger, consolidation or other business combination involving any equity interest in either Company, (b) all or any portion of the assets of either Company, or (c) any acquisition of all or any portion of the capital stock of either Company.

                  (f) Provision of Information. From and after the Closing Date, the Sellers shall, and shall cause their representatives to, provide on a timely basis such financial and other reporting information relating to the Companies for periods prior to the Closing as may be reasonably requested by Buyer for the purpose of preparing financial and reporting information required by applicable law.

                  (g) Transfer of Monies Received by Sellers after Closing. As of and from the Closing, the Sellers shall remit to Buyer all amounts received by the Sellers with respect to the operation of the Companies.

                  (h) Covenant Not to Compete. For a period of five (5) years after the Closing Date, none of the Sellers shall, directly or indirectly, own, manage, operate, control, or be engaged as an officer, director, proprietor, employee, partner, consultant, adviser, agent, representative or otherwise by any business, firm, sole proprietorship, corporation, partnership, joint venture or other entity, enterprise or association that is engaged anywhere in the world in telecommunications services.

         For a period of five (5) years after the Closing Date, none of the Sellers shall, directly nor indirectly, through an affiliate or otherwise, except with the prior written consent of the Buyer, seek to employ any employee or consultant of any of the Companies or do any act or thing to cause, bring about, or induce any interference with, disturbance to or interruption of any existing relationship of any of the Companies with any employee, consultant, customer or supplier.

         If any provision of this Section 11(h) is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

         Since a violation of this Section 11(h) will result in irreparable harm to the Companies and the Buyer, for which money damages alone would not adequately compensate, if either a Seller or an affiliate of a Seller violates any of the provisions of this Section 11(h), the Buyer shall be entitled to an injunction restraining the commission or continuation of any violation of this
Section 11(h) by such person or entity, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Buyer may have.

             (i) Certain Events with Respect to Note. In the event that the Buyer fails to make three consecutive quarterly payments under the Note within ten (10) days of the date such quarterly payments are due, then the Sellers shall have the right, but not the obligation, to reacquire all the Stock; provided that: (i) any decision by the Sellers to reacquire the Stock under the terms of this subsection must be unanimous, and (ii) in the event that the Sellers exercise the option created by this subsection, the Sellers must (x) return the AM Shares delivered to the Sellers pursuant to Section 2(c) hereof, and (y) forgive any and all amounts due under the Note.

             (j) Guarantees by Sellers. The Buyer will use reasonable efforts to arrange for the release of the Sellers' liability under the personal guarantees listed on Schedule 11(j) hereto made by any of the Sellers to induce any party to enter into a lease, contract or other agreement with the Companies.

             (k) Exhibits. The parties hereto acknowledge that this Agreement is being executed without any of the exhibits being finalized and attached hereto. If all the exhibits required to be attached to this Agreement are not delivered and approved by all of the parties to this Agreement, in their respective sole discretions, by the close of business on the day before the Closing Date, or in the event that the Closing Date is a Monday, by the close of business on the Friday preceding the Closing Date, this Agreement shall automatically terminate and be of no further force and effect and no party shall have any further liability hereunder with respect to such termination.

         12. Indemnification by the Sellers. The Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and its affiliates from and against any and all losses, costs, damages, and expenses (including reasonable attorneys' fees) arising from or relating to:

             (a) (i) Any breach or alleged breach of any representation or warranty, or any misrepresentation or alleged misrepresentation, by the Sellers under this Agreement, (ii) any breach or alleged breach of any covenant or agreement of the Sellers under this Agreement, or (iii) any liabilities of the Companies relating to the period prior to the Closing (except for liabilities specifically reflected on the Closing Balance Sheets); and

             (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing.

         13. Indemnification by the Buyer. The Buyer and the Parent shall indemnify, defend and hold harmless the Sellers from and against any and all losses, costs, damages and expenses (including reasonable attorney's fees) arising from or relating to:

             (a) (i) Any breach or alleged breach of any representation or warranty, or any misrepresentation or alleged misrepresentation, by the Buyer under this Agreement, (ii) any breach or alleged breach of any covenant or agreement of the Buyers under this Agreement, or (iii) any liabilities of the Sellers relating to any of the personal guarantees listed on Schedule 11(j) hereto made by any of the Sellers to induce any party to enter into a lease, contract or other agreement with the Companies; and

             (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing.

         14. Notice of Claims and Potential Claims. (a) Any claim for indemnity under Sections 12 and 13 hereof shall be made by written notice to the indemnifying party specifying in reasonable detail the basis of the claim. The indemnified party agrees to give prompt written notice to the indemnifying party of any claim by a third party against the indemnified party which might give rise to a claim against the indemnifying party under Sections 12 and 13 hereof, stating the nature and basis of such claim and, if ascertainable, the amount thereof, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the failure to give such notice. In connection with any such third party claim, the indemnifying party may, at its election and expense, assume the defense of such third party claim, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third party claim, and provided further that the indemnified party has not determined in good faith that joint representation is not possible under ethical guidelines. If the indemnifying party assumes the defense of the third party claim, no compromise or settlement of such claim may be effected by the indemnifying party without the indemnified party's consent, which will not be unreasonably withheld. If the indemnifying party shall not have elected to so assume the defense of such third party claim, no such third party claim shall be settled without the consent of the indemnifying party, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third party claim and provided further that such consent will not be unreasonably withheld.

                  (b) Each party hereto agrees to use its best efforts, consistent with reasonable business practices, to mitigate any liability that is the subject of an indemnity claim.

         15. Termination. (a) This Agreement may be terminated at any time prior to the consummation of the Closing hereunder, in accordance with the following provisions:

                      (i)      By mutual agreement of the Buyer and the Sellers;
or

                      (ii) By the Sellers if any of the conditions set forth in Section 9 shall not have been met or waived in writing by the Sellers by the Closing Date; or

                      (iii) By the Buyer if any of the conditions provided for in Section 10 of this Agreement shall not have been met or waived in writing by the Buyer by the Closing Date; or

                      (iv) By either Buyer or the Sellers in the event that the Closing shall not have occurred on or prior to October 31, 2001.

                  (b) Nothing in this Section 15 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

         16. Miscellaneous. (a) Expenses. (i) Except as otherwise provided by Section 16(a)(ii) below, the Buyer and the Sellers each agrees to pay its or his own costs and expenses in connection with the transactions contemplated by this Agreement. The Sellers agree to pay all costs and expenses incurred by the Companies in connection with the transactions contemplated by this Agreement.

                      (ii) The Sellers shall be permitted to cause the Companies to pay an aggregate amount of up to $25,000 for legal and accounting expenses actually incurred by the Sellers in connection with this transaction.

             (b) Survival. Notwithstanding any presumption to the contrary, all representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing.

             (c) Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

             (d) Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Agreement will be written and will be deemed to have been given (i) when personally delivered or sent by telecopy with receipt confirmed, or (ii) on the next day after delivery to a nationally-recognized express delivery service with instructions for overnight delivery; or (iii) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the party to be notified shall have specified to the other party in accordance with this paragraph:

                           If to Buyer:

                           AM Broadband Services, Inc.
                           100 Commerce Boulevard
                           Quakertown, Pennsylvania 18951-2237
                           Attention: President

                           With a copy to:

                           Kevin L. Lilly, Esq.
                           Archer & Greiner
                           A Professional Corporation
                           One Centennial Square
                           Haddonfield, NJ  08033

                           If to Parent:

                           AM Communications, Inc.
                           100 Commerce Boulevard
                           Quakertown, Pennsylvania 18951-2237
                           Attention: President

                           With a copy to:

                           Kevin L. Lilly, Esq.
                           Archer & Greiner
                           A Professional Corporation
                           One Centennial Square
                           Haddonfield, NJ  08033


                           If to the Sellers:

                           To the addresses set forth on Exhibit A attached hereto.

                           with a copy to:

                           Peter F. Stuart, Esquire
                           O'Brien, Shafner, Stuart, Kelly, & Morris, P.C. 475 Bridge Street
                           Groton, CT 06340

                  (e) Entire Agreement; Etc. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto. This Agreement may be amended or supplemented solely by a writing executed by the parties hereto.

                  (f) Public Announcement. Any public announcement made by either party prior to Closing pertaining to the transactions contemplated under this Agreement shall be subject to the prior approval of the other party, except as required by applicable laws or stock exchange requirements.

                  (g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  (h) Headings. The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, construction or effect.

                  (i) Attorney's Fees; Choice of Forum. In the event of litigation between the parties arising out of or related to this Agreement: (i) the prevailing party shall be entitled to recover reasonable attorneys' fees, trial and appellate court costs, and all other costs or expenses associated with such litigation, and (ii) venue of such litigation shall be in Bucks County, Pennsylvania. The parties irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Courts sitting therein and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising out of or related to this Agreement.

                  (j) Non-Waiver of Rights. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

                  (k) Invalidity. The invalidity or partial invalidity of any provision of this Agreement shall affect only such provision or part thereof and the balance of this Agreement shall remain in effect.

                  (l) Headings; Definitions. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

                  (m) Assignment; Third-Party Rights. This Agreement shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights of the Sellers hereunder shall not be assignable by the Sellers without the prior written consent of the Buyer. This Agreement and the rights of the Buyer hereunder may be assigned by the Buyer without the consent of the Sellers so long as the Buyer guarantees the assignee's performance of all obligations of the Buyer hereunder. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect. In the event that any assignment is validly made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other person, including without limitation employees of the Companies, any rights or remedies under, or by reason of, this Agreement.

                  (n) Set-Off Rights. Notwithstanding anything to the contrary contained herein or in any document executed and delivered by the Buyer hereunder, including without limitation the Note and the Officer Employment Agreements, the Buyer shall have the right and is hereby authorized, to the fullest extent permitted by law, at any time, and from time to time, to set-off and apply any and all amounts owed by the Sellers to the Buyer hereunder or under any other document executed and delivered by the Sellers hereunder against any obligation of the Buyer to the Sellers hereunder or under any document executed and delivered by the Buyer hereunder, including without limitation the Note and the Officer Employment Agreements. The Buyer agrees promptly to notify the Sellers after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Buyer under this provision are in addition to other rights and remedies (including without limitation other rights of set-off) which the Buyer may have.



         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.


                                    AM BROADBAND SERVICES, INC.

                                    By: /s/ Maqbool A. Qurashi
                                        --------------------------------
                                    Name: Maqbool A. Qurashi
                                    Title: Group Vice President &
                                           General Manager


                                    AM COMMUNICATIONS, INC.

                                    By: /s/ Javad K. Hassan
                                        ----------------------------------
                                    Name: Javad K. Hassan
                                    Title: Chairman


                                    /s/ David P. Sylvestre
                                    --------------------------------------------
                                    David P. Sylvestre

                                    /s/ Clifford P. Sylvestre
                                    --------------------------------------------
                                    Clifford P. Sylvestre

                                    /s/ Edward L. Reynolds
                                    --------------------------------------------
                                    Edward L. Reynolds

                                    /s/ Joanne Sylvestre
                                    --------------------------------------------
                                    Joanne Sylvestre

                                    /s/ Donna M. Sylvestre
                                    --------------------------------------------
                                    Donna M. Sylvestre

                                    /s/ Elizabeth D. Reynolds
                                    --------------------------------------------
                                    Elizabeth D. Reynolds

                                                     Exhibit A

                                                   SHAREHOLDERS

                                            Shares of SRS                      Shares of EDJ        Total
                                            -------------                      -------------        -----
Name/Address                                Communications                    Communications     Consideration
------------                                ---------------                   --------------     -------------
David P. Sylvestre                         400                                1,800              1,500,000 shares of
110 Goodwin Road                                                                                 Parent; $750,000
Canterbury, CT 06331                                                                             Cash; 1/6 Interest in
                                                                                                 Note

Clifford P. Sylvestre                      400                                1,800              1,500,000 shares of
106 Goodwin Road                                                                                 Parent; $750,000
Canterbury, CT 06331                                                                             Cash; 1/6 Interest in
                                                                                                 Note

Edward L. Reynolds                         400                                1,800              1,500,000 shares of
558 Buckley Highway                                                                              Parent; $750,000
Union, CT 06076                                                                                  Cash;1/6 Interest in
                                                                                                 Note

Joanne Sylvestre                           0                                  2,000              1,500,000 shares of
110 Goodwin Road                                                                                 Parent; $750,000
Canterbury, CT 06331                                                                             Cash;1/6 Interest in
                                                                                                 Note

Donna M. Sylvestre                         0                                  2,000              1,500,000 shares of
106 Goodwin Road                                                                                 Parent; $750,000
Canterbury, CT 06331                                                                             Cash; 1/6 Interest in
                                                                                                 Note

Elizabeth D. Reynolds                      0                                  2,000              1,500,000 shares of
558 Buckley Highway                                                                              Parent; $750,000
Union, CT 06076                                                                                  Cash; 1/6 Interest in
                                                                                                 Note

                                    Exhibit B

                                  FORM OF NOTE
                                  ------------

                                  See attached.



















[Attachment intentionally omitted from Form 8-K filing]

                                    Exhibit C

                      FORM OF REGISTRATION RIGHTS AGREEMENT
                      -------------------------------------




                                  See attached.
















[Attachment intentionally omitted from Form 8-K filing]

                                    Exhibit D

                      FORM OF OFFICER EMPLOYMENT AGREEMENT
                      ------------------------------------





See attached.



[Attachment intentionally omitted from Form 8-K filing]

                                    Exhibit E

                          FORM OF EMPLOYMENT AGREEMENT
                          ----------------------------

                                  See attached.






[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(c)

                          FILINGS AND CONSENTS REQUIRED
                          -----------------------------








[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(f)

                               LITIGATION PENDING
                               ------------------














[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(h)

                     ASSETS SUBJECT TO LIENS OR ENCUMBRANCES
                     ---------------------------------------







[Attachment intentionally omitted from Form 8-K filing]

                                  Schedule 6(j)

                   INCREASES IN OFFICER/EMPLOYEE COMPENSATION
                   ------------------------------------------








[Attachment intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(i)

                               LEASED REAL ESTATE
                               ------------------
                                       AND
                                       ---
                                 CAPITAL ASSETS
                                 --------------








[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(ii)

                              INTELLECTUAL PROPERTY
                              ---------------------
















[Intentionally omitted from Form 8-K filing]

                               Schedule 6(l)(iii)

                        CONTRACTS, LEASES AND AGREEMENTS
                        --------------------------------






[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(iv)

                               INSURANCE POLICIES
                               ------------------






[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(v)

                                  INDEBTEDNESS
                                  ------------







[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(vi)

                                    SUPPLIERS
                                    ---------















[Intentionally omitted from Form 8-K filing]

                               Schedule 6(l)(vii)

                                     PERMITS
                                     -------







[Intentionally omitted from Form 8-K filing]

                               Schedule 6(l)(viii)

                                LABOR AGREEMENTS
                                ----------------









[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(ix)

                              OFFICER COMPENSATION
                              --------------------




[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(x)

                                  BANK ACCOUNTS
                                  -------------












[Intentionally omitted from Form 8-K filing]

                                Schedule 6(l)(xi)

                                   SECURITIES
                                   ----------






[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(m)

                                   TAX MATTERS
                                   -----------






[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(o)

                              EMPLOYMENT AGREEMENTS
                              ---------------------







[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(p)

                                  PENSION PLANS
                                  -------------






[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(r)

                              HAZARDOUS SUBSTANCES
                              --------------------






[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(u)

                  POLICIES REGARDING EXCESS/OBSOLETE INVENTORY
                  --------------------------------------------










[Intentionally omitted from Form 8-K filing]

                                  Schedule 6(v)

                                 PRODUCT ISSUES
                                 --------------








[Intentionally omitted from Form 8-K filing]

                                 Schedule 11(b)

                               PAYMENTS TO SELLERS
                               -------------------








[Intentionally omitted from Form 8-K filing]

                                 Schedule 11(j)

                           GUARANTEES MADE BY SELLERS
                           --------------------------

















[Intentionally omitted from Form 8-K filing]